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INSILICON CORPORATION (Name of Registrant as Specified In Its Charter)
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INSILICON CORPORATION
411 E. Plumeria Drive, San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 12, 2002

To The Stockholders Of inSilicon Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of STOCKHOLDERS of INSILICON CORPORATION, A DELAWARE corporation (the “Company”), will be held on TUESDAY; FEBRUARY 12, 2002 at 10:00 a.m. local time at INSILICON CORPORATION, 411 E. PLUMERIA DRIVE, SAN JOSE, CA 95134 for the following purposes:

(1)	To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.

(2)	To approve the Company’s 2000 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 300,000 shares.

(3)	To ratify the selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending September 30, 2002.

(4)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on December 20, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By	Order of the Board of Directors

Joseph E. Hustein
Secretary

San Jose, California
January 22, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INSILICON CORPORATION
411 E. Plumeria Drive, San Jose, California 95134

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

February 12, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of inSilicon Corporation, a Delaware corporation (inSilicon or the “Company”), for use at the Annual Meeting of Stockholders to be held on February 12, 2002, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at inSilicon Corporation, 411 E. Plumeria Drive, San Jose, California 95134. The Company intends to mail this proxy statement and accompanying proxy card on or about January 22, 2002 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Common Stock at the close of business on December 20, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 20, 2001 the Company had outstanding and entitled to vote 14,648,389 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 411 E. Plumeria Drive, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is September 24, 2002. Unless a stockholder who wishes to bring a matter before the stockholders at the Company’s 2003 Annual Meeting of Stockholders notifies the Company of such matter prior to September 24, 2002, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of four members. During the fiscal year ended September 30, 2001, John R. Harding resigned from the Board of Directors. There are two directors in the class whose term of office expires in 2002. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2005 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. The two candidates receiving the highest number of affirmative votes of the shares entitled to be voted for such directors will be elected directors of the Company. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE  2005 ANNUAL MEETING

Wayne C. Cantwell

Age 36, a Director since November 1999; the Company’s President and Chief Executive Officer since November 1999; from 1999 to 2000, Senior Vice President and General Manager of the Semiconductor IP Division of Phoenix Technologies Ltd. (“Phoenix,” a provider of system-enabling software products for PCs and connected digital devices); from 1998 to 1999, Vice President and General Manager, Worldwide Field Operations at Phoenix; from March 1998 to October 1998, Vice President and General Manager, North American Operations at Phoenix; from 1997 to 1998, Vice President, Asia/American Operations at Phoenix; from 1996 to 1997, General Manager, Asia Operations at Phoenix; from 1991 to 1996, various sales, sales management and general management roles with Phoenix; prior to that, various roles in sales and engineering at Intel and NEC Technologies.

Raymond J. Farnham

Age 54, a Director since February 2000; since 1998, Director of hi/fn, inc. (a designer and developer of semiconductor devices and software); from 1998 to 2000, Chairman of the Board of Directors, President and Chief Executive Officer of hi/fn, inc.; and from 1996 to 1998, Executive Vice President of Integrated Device Technology (a supplier of microprocessor, logic and memory integrated circuits); from 1995 to 1996, an independent consultant; from 1994 to 1995, President and Chief Executive Officer of OPTi (a fabless semiconductor company); from 1991 to 1993, President of the Communication and Computing Group of National Semiconductor Corp. (a semiconductor manufacturing company).

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

Albert E. Sisto

Age 51, a Director since November 1999 and Chairman of the Board of Directors since December 1999. Mr. Sisto has served as Phoenix’s President, Chief Executive Officer, and Chairman of the Board of Directors since June 1999. He was formerly Chief Operating Officer of RSA Security, Inc. from 1997 to 1999. He served as President, Chairman and CEO of DocuMagix from 1994 to 1997. From 1989 to 1994 Mr. Sisto was the President and CEO of PixelCraft, Inc. Mr. Sisto also serves as a director of hi/fn, inc. and of Centiv, Inc. (formerly Tekgraf, Inc.).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

E. Thomas Hart

Age 60, a Director since February 2000. Chairman since April 2001 and President and Chief Executive Officer of QuickLogic (a developer of advanced field programmable gate array and embedded standard product semiconductors) since 1994; from 1992 to 1994, Vice President and General Manager of the Advanced Networks Division at National Semiconductor (a semiconductor manufacturing company).

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended September 30, 2001 the Board of Directors held fourteen meetings and acted by unanimous written consent two times. The Board has an Audit Committee, a Compensation Committee and a Special Committee. During the fiscal year ended September 30, 2001, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member.

The Audit Committee of the Board (the “Audit Committee”) operates pursuant to a charter approved and adopted by the Board on April 17, 2000. The Audit Committee is composed of two directors: Messrs. Farnham and Hart. During the fiscal year ended September 30, 2001, John R. Harding, concurrent with his resignation as a director of the Company, resigned from the Audit Committee. It met four times during such fiscal year. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards).

The Compensation Committee Compensation reviews annually and approves the Company’s stated compensation strategy and determines the individual elements of total compensation for the Chief Executive Officer and for the other executive officers and key management, and communicates in the annual Compensation Committee Report to stockholders the specific relationship of corporate performance to executive compensation; approves, for submission to stockholders where appropriate, all new equity-related incentive plans, and administers the Company’s long-term incentive programs in a manner consistent with the terms of the plans; fixes the terms and awards of stock and other compensation elements for members of the Board in accordance with the rules in effect under Section 16 of the Securities Exchange Act of 1934; delegates to a committee of at least one director the power to grant equity-based awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934 and who are not “covered individuals” under Section 162(m) of the IRS Code; and reviews the Company’s salary increase budget and employee benefits programs and approves changes, subject where appropriate, to stockholder or Board approval.

The Compensation Committee is composed of two outside directors: Messrs. Farnham and Hart. During the fiscal year ended September 30, 2001, John R. Harding, concurrent with his resignation as a director of the Company, resigned from the Compensation Committee. It met two times during such fiscal year.

The Special Committee represents the interests of stockholders unaffiliated with Phoenix Technologies Ltd. in connection with possible transactions proposed by, or with the concurrence of, Phoenix. The Special Committee is composed of two outside directors: Messrs. Farnham and Hart. During the fiscal year ended September 30, 2001, John R. Harding, concurrent with his resignation as a director of the Company, resigned from the Special Committee. It met thirteen times during such fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee, on behalf of the Board, oversees the Company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements and the footnotes thereto in the Company’s Fiscal Year 2001 Annual Report to Stockholders and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to both the quality and the acceptability of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent auditors under Statement of Auditing Standards No. 61 (Communication with Audit Committees) and Statement of Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee has reviewed the written disclosures from the Company’s independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors’ independence from management and the Company.

The Audit Committee discussed with the Company’s internal staff and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal staff and independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2001, to be filed with the Securities and Exchange Commission. The Audit

Committee also recommended to the Board of Directors the selection of Ernst & Young LLP to serve as the Company’s independent auditors for Fiscal Year 2002.

During the fiscal year ended September 30, 2001, the Company retained its independent auditors, Ernst & Young LLP, to provide services in the following categories, for which Ernst & Young earned the amounts set forth below:

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for the fiscal year ended September 30, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q and 10-K for that fiscal year, were approximately $152,500.

Financial Information Systems Design and Implementation Fees

Ernst & Young LLP did not perform, and there were no fees billed by Ernst & Young LLP for, information technology services rendered by Ernst & Young LLP for the fiscal year ended September 30, 2001.

All Other Fees

The aggregate fees billed for services rendered by Ernst & Young LLP, other than the services covered in “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above, for the fiscal year ended September 30, 2001, were approximately $76,453. The fees related primarily to accounting consultation and income tax advisory services.

The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independent auditor’s independence, and has advised the Company that, in its opinion, the activities performed by Ernst & Young on the Company’s behalf are compatible with maintaining the independence of such auditors.

Submitted by:
Raymond J. Farnham
E. Thomas Hart

PROPOSAL 2

APPROVAL OF 2000 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

In January 2000, the Board of Directors adopted, and the stockholders subsequently approved, the Company’s Employee Stock Purchase Plan (the “Purchase Plan”), which is intended to qualify under Section 423(b) of the Internal Revenue Code.

In December 2001, the Board of Directors voted to amend the Purchase Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the Purchase Plan by 300,000 shares to a total of 639,164 shares.

During the last fiscal year, 146,933 shares of Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: Wayne C. Cantwell, 1,023 shares ($4.89); Joseph E. Hustein, 1,378 shares ($2.99); Robert C. Nalesnik, 1,637 shares ($4.89); Mathew Raggett, 6,669 shares ($3.77); all current executive officers as a group, 10,707 shares ($3.95); and all employees (excluding executive officers) as a group, 136,226 shares ($3.80).

As of December 31, 2001, purchase rights (net of cancelled or expired purchase rights) covering an aggregate of 291,925 shares of the Company’s Common Stock had been granted under the Purchase Plan, and 47,239 shares of Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan. In addition to the Purchase Plan, the Company has a 1999 Stock Option Plan and a 2000 Stock Plan under which directors, employees, and consultants of the Company are granted options to purchase shares of the Company’s common stock.

Stockholders are requested in this Proposal 2 to approve the amendment to the Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Brokers non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

The essential features of the Purchase Plan are outlined below:

The Purchase Plan contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year. The board has the power to change the duration of the offering periods.

Employees of inSilicon or of any participating subsidiaries are eligible to participate in the Purchase Plan. However, employees may not be granted an option to purchase stock under the Purchase Plan if they either: (i) immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or (ii) hold rights to purchase stock under our employee stock purchase plan which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

The Purchase Plan permits participants to purchase the Company’s common stock through payroll deductions of up to 15% of their total compensation, including bonuses and commissions. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of the common stock either at the beginning of the offering period or at the end of the purchase period.

In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with inSilicon.

Rights granted under the Purchase Plan are not transferable by a participant other than upon death or by a special determination by the plan administrator. Each outstanding option under the Purchase Plan will be subject to the acquisition agreement in the event the Company merges with or into another corporation or sells substantially all of its assets.

The Company’s board of directors has the authority to amend or terminate the Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan, provided that the board of directors may terminate an offering period on any exercise date if the board determines that the termination of the Purchase Plan is in the best interests of inSilicon and its stockholders. Notwithstanding anything to the contrary, the board of directors may in its sole discretion amend the Purchase Plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless earlier terminated by the board of directors, the Purchase Plan will terminate automatically ten years from its effective date.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

During the fiscal year ended September 30, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of the Company’s financial statements for such fiscal year, the review of the Company’s interim financial statements, and other audit related services were $152,500. During the fiscal year ended September 30, 2001, Ernst & Young LLP billed no fees for information technology consulting. During fiscal year ended September 30, 2001, the aggregate fees billed by Ernst & Young LLP for professional services other than audit and information technology consulting fees were $76,453. Those fees were for accounting consultation and income tax advisory services.

The Audit Committee has determined the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of September 30, 2001 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Phoenix Technologies Ltd.	10,450,010	72.3%
411 E. Plumeria Drive
San Jose, CA 95134(2)
Wayne C. Cantwell(3)	352,360	2.4%
Raymond J. Farnham(4)	13,156	*
E. Thomas Hart(5)	10,156	*
Albert E. Sisto(6)	10,156	*
Barry A. Hoberman(7)	169,257	1.2%
Bryan J. LeBlanc(8)	23,126	*
Joseph E. Hustein(9)	23,215	*
Mathew Raggett(10)	89,045	*
All inSilicon directors and executive officers as a group (8 persons)(11)	690,471	4.6%

*	Less than one percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,403,559 shares outstanding on September 30, 2001, adjusted as required by rules promulgated by the SEC.

(2)	Includes 50,000 shares subject to warrants exercisable within 60 days.
(3)	Includes 276,720 shares subject to options exercisable within 60 days.
(4)	Includes 10,156 shares subject to options exercisable within 60 days and 3,000 shares owned jointly by Mr. Farnham and his spouse.
(5)	Includes 10,156 shares subject to options exercisable within 60 days.
(6)	Includes 10,156 shares subject to options exercisable within 60 days.
(7)	Includes 169,257 shares subject to options exercisable within 60 days.
(8)	Includes 23,126 shares subject to options exercisable within 60 days.
(9)	Includes 21,837 shares subject to options exercisable within 60 days.
(10)	Includes 80,208 shares subject to options exercisable within 60 days.
(11)	Includes 601,616 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that annual statements of beneficial ownership of securities were filed late by Messrs. Farnham and Harding, and an initial report of beneficial ownership was filed late by Mr. LeBlanc.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Each non-employee director of the Company receives $1,000 per regularly scheduled board meeting, $500 per special board meeting, and $500 per committee meeting. In the fiscal year ended September 30, 2001, the total compensation paid to non-employee directors was $45,612.50, which includes $2,112.50 in consulting fees paid to Raymond J. Farnham. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

Each non-employee director of the Company also receives stock option grants under the 2000 Stock Plan (the “Stock Plan”). The Stock Plan provides for grants to each non-employee director of options to purchase 20,000 shares of the Company’s common stock upon appointment as a director, and additional annual grants of 7,500 shares of the Company’s common stock annually thereafter. Members of the audit and compensation committees also receive grants of an additional 5,000 shares upon appointment to each committee. These options vest quarterly over a period of four years at the rate of 6.25% per quarter.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows, for the fiscal years ended September 30, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer, its other four most highly compensated executive officers at September 30, 2001 and one individual for whom disclosure would have been provided but for the fact that such individuals was not an officer at September 30, 2001 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
					Awards
Name and Principal Position	Year	Annual Compensation			Securities Underlying Options (#)	All Other Compensation ($)(1)
		Salary ($)		Bonus ($)
Wayne C. Cantwell President and Chief Executive Officer	2001 2000	225,000 200,000		31,250 100,625	120,000 205,009	3,000 3,000
Barry A. Hoberman Chief Operating Officer	2001 2000	187,451 173,250		28,438 53,759	125,000 30,220	3,000 3,000

Joseph E. Hustein Vice President, General Counsel and Corporate Secretary	2001	165,000		18,578	93,126	5,661

Bryan J. LeBlanc Vice President and Chief Financial Officer	2001	92,500	(2)	0	185,000	25,667	(3)

Mathew Raggett Vice President, World Wide Sales	2001	292,967	(4)	3,782	30,000	3,000

Robert C. Nalesnik Former Vice President, Marketing	2001 2000	103,839 160,000		14,249 38,022	27,000 10,000	36,252 61,000	(5) (6)

(1)	Includes Company contributions to 401(k) plan.
(2)	Mr. LeBlanc joined the Company in March 2001. His annual salary is $185,000.
(3)	Mr. LeBlanc was paid a sign-on bonus of $25,677.
(4)	Includes $127,697 in sales commissions.
(5)	Includes $33,833 retention bonus.
(6)	Includes $58,000 retention bonus

STOCK OPTION GRANTS AND EXERCISES

The Company grants options to its executive officers under the 2000 Stock Plan (the “Stock Plan”). As of November 30, 2001, options to purchase a total of 3,734,576 shares were outstanding under the 1999 Stock Option Plan and the Stock Plan and options to purchase 1,352,600 shares remained available for grant thereunder. Each non-employee director of the Company also receives stock option grants under the Stock Plan. The Stock Plan provides for grants to each non-employee director of options to purchase 20,000 shares of our common stock upon appointment as a director, and additional annual grants of 7,500 shares of our common stock annually thereafter. Members of the audit and compensation committees also receive grants of an additional 5,000 shares upon appointment to each committee. These options vest quarterly over a period of four years at the rate of 6.25% per quarter.

The following tables show for the fiscal year ended September 30, 2001, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants		Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year(1)			5% ($)	10% ($)
Wayne C. Cantwell	120,000	4.7	6.7500	12/04/10	509,405	1,290,931
Barry A. Hoberman	75,000 50,000	3.0 2.0	3.4000 6.7500	06/01/11 12/04/10	160,368 212,252	406,404 537,888
Joseph E. Hustein	10,000 80,000 3,126	0.4 3.2 0.1	2.5000 10.4375 6.7500	04/09/11 10/06/10 12/04/10	15,722 525,127 13,269	39,844 1,330,775 33,629
Bryan J. LeBlanc	185,000	7.3	4.1250	03/12/11	479,925	1,216,225
Mathew Raggett	30,000	1.2	6.7500	12/04/10	127,351	322,733
Robert C. Nalesnik	27,000	1.1	6.7500	12/04/10	114,616	290,460

(1)	Based on an aggregate of 2,534,296 shares subject to options granted to employees in the fiscal year ended September 30, 2001.
(2)
The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)	Value of Unexercised In-the-Money Options at FY-End ($) )
			Exercisable/ Unexercisable(1)	Exercisable/ Unexercisable(2
Wayne C. Cantwell			276,720/245,169	0/0
Barry A. Hoberman			165,650/154,350	0/0
Joseph E. Hustein			16,212/76,914	0/0
Bryan J. LeBlanc			23,126/161,874	0/0
Mathew Raggett			80,208/0	0/0
Robert C. Nalesnik	19,480	$39,378.82	0/0	0/0

(1)	Reflects shares vested and unvested at September 30, 2001.
(2)	Calculated based upon the $2.03 closing price of inSilicon’s common stock on September 28, 2001, the final day of trading of the fiscal year.

EMPLOYMENT SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

The Company has entered into severance agreements with certain of its officers, including all of its named executive officers. The severance agreements provide for initial levels of base compensation, bonus, and benefits. The base levels of compensation are as follows: Mr. Cantwell, $225,000; Mr. Hoberman, $208,250; Mr. Hustein, $165,000; and Mr. LeBlanc, $185,000. The agreements also provide for the continued payment of salary for 12 months (in the case of Messrs. Cantwell and Hoberman), and six months (in the case of the other officers) with continued option vesting during such period, and prorated portion of the executive’s target bonus if the executive’s employment is terminated under certain circumstances as described within the severance agreements. Mr. Cantwell’s and Mr. LeBlanc’s agreements also provide for the full vesting of all unvested options within 90 days of a change in control. Benefits provided under the severance agreements include participation in an executive bonus plan and company-paid post-termination health insurance.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Board of Directors of the Company has delegated to the Compensation Committee of the Board of Directors (the “Committee”) the authority to establish and administer the Company’s compensation programs. The Committee is comprised of Raymond J. Farnham and E. Thomas Hart, two independent directors. The Committee is responsible for: (i) determining the most effective total executive compensation strategy, based upon the business needs of the Company and consistent with stockholders’ interests; (ii) administering the Company’s executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and (iv) making appropriate recommendations concerning matters of executive compensation.

Compensation Philosophy

inSilicon’s philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The Compensation Committee sets inSilicon’s compensation policies applicable to the executive officers, including the Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in individual and corporate performance and increases in stockholder value. The programs adopted by the Compensation Committee are designed to: provide a competitive total compensation package that enables inSilicon to attract and retain key executive talent; align all pay programs with inSilicon’s annual and long-term business strategies and objectives; and provide variable compensation opportunities that are directly linked to the performance of inSilicon and that link executive reward to stockholder return.

The Company considers the following key criteria when determining executive compensation: the Company’s financial performance; the individual’s performance, including the promotion and the maintenance of the Company’s corporate values; and the compensation packages of executive officers in similar positions in companies of comparable size, geographic region or industry.

The Committee believes that it is in the best interests of stockholders for inSilicon’s executive officers (as well as for the members of the Board of Directors and certain other individuals) to emphasize longer-term compensation incentives for executives as it believes that these longer-term incentives help motivate the executives to better achieve inSilicon’s corporate performance goals, thereby more directly contributing to stockholder value. These incentives include programs designed to encourage ownership of inSilicon stock.

Components of Executive Compensation

The Committee intends to provide compensation programs for its executive officers, including the Chief Executive Officer, that are competitive within the industry. The Compensation Committee focuses primarily on the following components in forming the total compensation package for its executive officers: base salary, incentive bonuses, and long-term incentives.

Base Salary:    The Committee, together with the Board of Directors, subjectively evaluates the experience and level of performance of each executive officer and reviews relevant market data in order to determine appropriate base pay levels.

Incentive Bonuses:    During the fiscal year ended September 30, 2001, the executive officers of inSilicon were eligible for quarterly and/or annual cash incentive bonuses. The bonus targets for each executive officer were determined based upon the individual’s position and experience, and relevant market data. The bonus amounts earned were contingent upon the performance of the individual or the Company as measured by qualitative or quantitative factors. Such quantitative factors included the achievement of defined objectives related to departmental goals, Company revenue and Company earnings per share.

Long-Term Incentives:    The Committee provides inSilicon’s executive officers with long-term incentive awards, the most significant of which includes the granting of stock options. The Committee believes that stock options provide inSilicon’s executive officers with the opportunity to share in the appreciation of the value of the stock, and that stock options therefore motivate an executive to maximize long-term stockholder value. The options utilize vesting periods in order to encourage key employees to continue to be employed by inSilicon.

The Committee is responsible for determining who should receive stock option grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The number of shares granted to each executive officer, including the Chief Executive Officer, is based upon individual or corporate performance as determined by the Committee. The stock options generally vest over a four-year period, although a portion of the vesting of certain grants may be accelerated upon the achievement of measurable performance criteria established as of the date of grant.

Compensation of Chief Executive Officer During the Fiscal Year Ended September 30, 2001

Wayne C. Cantwell has served as the Company’s President and Chief Executive Officer since November 1999. His base salary for the fiscal year ended September 30, 2001 was $225,000, and he was awarded a bonus of $31,250 during the year.

Compensation for the Chief Executive Officer during the fiscal year ended September 30, 2001 was determined using criteria and methodologies similar to that discussed above for executive officers in general. The Compensation Committee reviewed and considered relevant compensation data for Chief Executive Officers of companies of comparable size within the semiconductor and software industries in determining Mr. Cantwell’s compensation during the fiscal year ended September 30, 2001.

Summary

The Compensation Committee believes that its executive compensation philosophy and practices serve the best interests of inSilicon and inSilicon’s stockholders.

Submitted by:
Raymond J. Farnham, Chair
E. Thomas Hart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company’s compensation committee consists of Messrs. Farnham and Hart . Mr. Hart is an executive officer of Quicklogic. During the fiscal year ended September 30, 2001, the Company was party to a software license agreement with Quicklogic. During such fiscal year, the Company earned revenues of $552,000 pursuant to the agreement.

Messrs. Farnham and Sisto (directors of the Company), serve as directors of hi/fn, inc. In addition, Mr. Farnham served as President and Chief Executive Officer of hi/fn, inc. from 1998 to 2000. During the fiscal year ended September 30, 2001, the Company was party to a software license agreement with hi/fn, inc. During such fiscal year, the Company earned revenues of $18,000 pursuant to the agreement.

Mr. Sisto is an executive officer and Chairman of the Board of Directors at Phoenix. The Company has several agreements with Phoenix described in “Certain Transactions” below.

Mr. Harding, a former director of the Company, is an executive officer at eSilicon. In December 2000, the Company purchased a minority interest of $500,000 in eSilicon. During the fiscal year ended September 30, 2001, the Company recognized a loss on the write-down of this investment of $464,000 due to permanent impairment.

PERFORMANCE MEASUREMENT COMPARISON(1)

The following graph shows the total stockholder return of an investment of $100 in cash on March 22, 2000 (the date of the Company’s initial public offering of Common Stock) for (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market Index and (iii) the JP Morgan H&Q Technology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each quarter.

COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*
AMONG INSILICON CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE JP MORGAN H&Q TECHNOLOGY INDEX

(1) This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Transactions with Phoenix Technologies Ltd.

For purposes of governing certain ongoing relationships between inSilicon and Phoenix at and after the separation date, inSilicon and Phoenix have entered into various agreements. This description summarizes the material terms of these agreements.

Contribution Agreement

The Contribution Agreement generally identified the assets Phoenix transferred to us and the liabilities we assumed from Phoenix in the separation. The net book value of the assets transferred and the liabilities assumed under this agreement was approximately $14.5 million. In general, the assets that were transferred and the liabilities that were assumed were included on the consolidated balance sheet as of September 30, 1999, after adjustments for certain assets and liabilities were retained by Phoenix, and for activity that occurred up to the separation date.

Initial Public Offering Agreement

The Initial Public Offering Agreement governs the relationship between us and Phoenix following our initial public offering. Both Phoenix and inSilicon have agreed to exchange information unless the information is confidential and the sharing would be commercially detrimental to us. So long as Phoenix is required to consolidate our results of operations and financial position, we have agreed to: (1) not change independent accounting firms without Phoenix’s consent, which shall not be unreasonably withheld, (2) mutual sharing of all relevant information to enable Phoenix and inSilicon to prepare its financial statements and (3) notify each other of any change in accounting principles.

Both parties agreed not to directly recruit employees of the other party until November 30, 2000 and each of Phoenix and inSilicon has agreed not to engage in any business conducted by the other as of November 30, 1999 for a period ending at the earliest of (a) November 30, 2004, (b) the date Phoenix no longer owns at least 10% of our outstanding voting securities and (c) the date the other ceases to engage in that business.

So long as it retains ownership of at least 50% of our outstanding voting securities, Phoenix has agreed not to purchase more than 2% of our then-outstanding shares of common stock on the open market during any 12-month period.

In general, we have agreed to indemnify Phoenix and its affiliates, agents, successors and assigns from all liabilities arising from our business, liabilities or contracts and any breach by us of any contract between the parties. Phoenix has agreed to indemnify us and our affiliates, agents, successors and assigns from all liabilities arising from Phoenix’s business other than the business transferred to us and any breach by Phoenix of any contract between Phoenix and us.

The agreement also contains provisions governing our insurance coverage after the separation date. Phoenix will generally act as insurance administrator and claims administrator for Phoenix insurance policies under which we are or have been insured; provided, however, no settlements involving us shall be made without our consent and all awards regarding us shall be promptly paid to us. We fund a pro rata portion of the Phoenix insurance costs under the Services and Cost-Sharing Agreement (discussed below) and are entitled to receive the proceeds, if any from insured claims under these policies and applicable prior policies, after the applicable deductible or retention.

Services and Cost-Sharing Agreement

We have also entered into a Services and Cost-Sharing Agreement with Phoenix. This agreement covers various services that Phoenix provides and the method by which certain costs will be shared by the companies. The services include data processing, telecommunications, information technology support, accounting, financial management, tax preparation, payroll, stockholder and public relations, legal, human resources administration, procurement, real estate management and other administrative functions. The shared costs include the costs of the office space we occupy at Phoenix’s headquarters and insurance premiums.

The amount we pay for services and shared costs is generally equal to the aggregate cost to Phoenix and inSilicon of the services and costs multiplied by a percentage representing the number of our employees to the total number of Phoenix and inSilicon employees. The Services and Cost-Sharing Agreement had an initial term that extended to June 30, 2000 for all services other than accounting and an initial term that extended to September 30, 2000 with respect to accounting services. The Services and Cost-Sharing Agreement has been renewed on a month-to-month basis. Phoenix can terminate after those dates on 30 days’ written notice. Through September 30, 2001, Phoenix has allocated to the Company total costs of $5,643,000, including $3,055,000 allocated during the fiscal year ended September 30, 2001, under this Services and Cost Sharing Agreement.

Employee Matters Agreement

We have entered into an Employee Matters Agreement with Phoenix to allocate assets, liabilities and responsibilities relating to current and former United States employees of inSilicon Corporation and their participation in the benefit plans, including stock plans, that Phoenix sponsored and maintained at the time of separation. United States employees provided services to inSilicon as employees of Phoenix. After the separation date, such employees remained on the Phoenix payroll and provided services to inSilicon on a seconded basis through December 31, 1999. Certain employees with pending visa applications were being seconded for a longer period.

All eligible United States inSilicon employees will continue to participate in the Phoenix benefit plans on comparable terms and conditions to those for Phoenix employees until we establish comparable benefit plans for our current and former employees. Once we establish our own comparable benefit plan, we may modify or terminate that plan in accordance with the terms of that plan and our policies. inSilicon benefit plans generally will not provide benefits that overlap benefits under the corresponding Phoenix benefit plan. Each inSilicon benefit plan will provide that all service, compensation and other benefit determinations that, as of the offering, were recognized under the corresponding Phoenix benefit plan will be taken into account under that inSilicon benefit plan

In addition, persons who provided us services on December 21, 1999 were able to exchange their Phoenix options for inSilicon stock options with the same intrinsic value. The number of shares and the exercise price of Phoenix options that were exchanged for inSilicon options were adjusted using a formula based upon the relative fair market values of the two companies’ stock on the date of exchange. Each of the resulting inSilicon options maintains the original vesting provisions and option period.

Tax-Sharing Agreement

We have entered into a Tax-Sharing Agreement with Phoenix concerning each party’s obligations for various tax liabilities. The Tax-Sharing Agreement provides that Phoenix generally will pay all federal, state, local and foreign taxes relating to our business before November 30, 1999. For any taxable period after that date in which we are included in a Phoenix consolidated or combined tax return, the agreement provides that we will make payments to Phoenix based upon the amount of U.S. federal and state income taxes that would have been paid by us had we and each of our subsidiaries filed our own federal and state income tax returns, subject to specific adjustments. Further, if we incur losses on either a federal or state basis that reduce Phoenix’s consolidated or combined tax liability, Phoenix will pay us an amount equal to the tax savings generated by our losses.

Phoenix has agreed to indemnify us for any tax liability allocated to Phoenix under the Tax-Sharing Agreement and we have provided a similar indemnity to Phoenix.

The Tax-Sharing Agreement further provides for cooperation with respect to tax matters, the exchange of information and the retention of records which may affect the income tax liability of either party.

Registration Rights Agreement

The Registration Rights Agreement provides that, at Phoenix’s request, we will use our best efforts to register for sale under federal and state securities laws any shares of inSilicon common stock (or any other securities Phoenix receives in exchange for inSilicon common stock) that Phoenix owns, subject to specified limitations. Phoenix also will have the right to include its inSilicon shares in other registrations of our common stock initiated by us. In the first registration in which Phoenix participates after this offering, following waiver or expiration of the lockup, we will be entitled to sell at least 40% of the shares of the total offering if we so desire, and in all registrations thereafter, 50% of the shares provided that if the first following registration involves a total of $50 million or less, we shall be entitled to sell at least 50% of the shares of the total offering.

So long as Phoenix owns 50% or more of our common stock, Phoenix may request or participate in an unlimited number of registrations. Once it owns less than 50%, Phoenix will be limited to a total of four demand and an unlimited number of “piggyback” registrations, provided that it is not entitled to more than two demand registrations in any 12-month period. Phoenix must request registration of a minimum of $25 million of shares in any demand registration. Subject to specified limitations, Phoenix may assign these registration rights. The Registration Rights Agreement also will require us to indemnify Phoenix, the underwriters and others in connection with these registrations.

Phoenix will pay its pro rata share (according to the percentage of shares sold for its account) of expenses relating to any registration in which it participates, and Phoenix will pay all of the underwriting discounts and commissions attributable to the shares Phoenix sells.

Technology Distributor Agreement

We have entered into arrangements with Phoenix to act as our sales representative and distributor of our firmware products in Japan and our full line of products in the rest of Asia. Phoenix will promote the licensing of inSilicon’s firmware or other products, as applicable, identify prospective customers, and solicit orders from prospective, as well as current, customers on behalf of inSilicon. The agreement also provides Phoenix a nonexclusive license for our firmware products that will allow it to perform customization, or non-recurring engineering work, to the firmware in accordance with customer specified requirements. Phoenix provides all the customer support obligations in Japan for the firmware and the firmware customization it develops. We pay Phoenix a commission of 20% of the net licensing and/or royalty revenue specified under each license; and 80% of the net revenues for customization and non-recurring engineering work. We believe that the terms of this agreement are no less favorable than we would have obtained from an unaffiliated party. During the fiscal year ended September 30, 2001, the Company generated revenue of $2,150,000 and incurred distribution fees of $130,000 under this Technology Distributor Agreement.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By	Order of the Board of Directors

Joseph E. Hustein
Secretary

January 22, 2002

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2001 is available without charge upon written request to:      Corporate Secretary, inSilicon Corporation, 411 E. Plumeria Drive, San Jose, California 95134.

1992-NP-02

COMPANY #
CONTROL #

INSILICON CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 12, 2002

               The undersigned hereby appoints Wayne C. Cantwell and Bryan J. LeBlanc, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of inSilicon Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of inSilicon Corporation, to be held at inSilicon Corporation, 411 E. Plumeria Drive, San Jose, CA 95134 on Tuesday, February 12, 2002 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

               UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Please Sign on Reverse Side)

Please date, sign and mail your

Proxy card back as soon as possible!

Annual Meeting of Stockholders
inSilicon Corporation

February 12, 2002

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to inSilicon Corporation, 411 E. Plumeria Drive, San Jose, California 95134.

------------------------------------------------------Please Detach Here and Mail in Envelope Provided----------------------------------------------

Management recommends a vote for the nominees for director listed below.
Proposal 1:	To elect directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected.
☐	For all nominees listed below (except as marked to the contrary below).	☐	Withhold Authority to vote for all nominees listed below.
Nominees: Wayne C. Cantwell and Raymond J. Farnham
To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

Management recommends a vote for Proposal 2.
Proposal 2:	To increase the number of shares authorized for issuance under the Employee Stock Purchase Plan by 300,000 shares to a total of 639,164 shares.
☐	For	☐	Against	☐	Abstain

Management recommends a vote for Proposal 3.
Proposal 3:	To ratify selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending September 30, 2002.
☐	For	☐	Against	☐	Abstain

Signature(s)______________________ __________ ____________________	Dated___________ _______________
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.